Exhibit 4.6

FORM OF SENIOR UNSECURED BONDS CERTIFICATE

Certificate No

Nominal Amount of Bonds $

FIRSTCARIBBEAN INTERNATIONAL BANK (TRINIDAD & TOBAGO) LIMITED
(A company incorporated under the laws of Trinidad and Tobago)

Senior Unsecured Bonds 2015 – 2018
(in denominations of $10,000.00 or multiples of $10,000.00)

THIS IS TO CERTIFY that                   is/are the registered holder(s) of the above mentioned Senior Unsecured Bonds in the principal amount of $             which are constituted and secured by a Trust Deed dated the 20th day of October, 2015 (the “Trust Deed”) and made between FirstCaribbean International Bank (Trinidad & Tobago) Limited (the “Company”) of the One Part and First Citizens Trustee Services Limited of the Other Part as Trustee for the Bondholders. The Bonds are issued with the benefit of and subject to the provisions contained in the Trust Deed and the Conditions endorsed hereon.

Principal and interest are payable on the Bonds represented by this Certificate in accordance with the Conditions endorsed hereon.

IN WITNESS WHEREOF the Seal of the Company was affixed in accordance with a Resolution of the Company and in conformity with its Articles and by-laws and has been signed on behalf of the Company by the Director and the Secretary thereof.

DATED this           day of          2015

DIRECTOR

SECRETARY

Countersigned for the purpose of authentication only:

as Paying Agent

Registered

Dated

BOND:                                                       This Certificate must be surrendered before any transfer of the whole or any portion of the Bond to which it relates can be registered or a new Certificate issued in exchange. No fraction of $10,000.00 of Bonds can be transferred.